Exhibit 99.1

Omega Protein Announces Acquisition of Cyvex Nutrition

HOUSTON, December 16, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has acquired Cyvex Nutrition, Inc., a dietary supplement supplier based in Irvine, California. Cyvex provides dietary supplement marketers with standardized, premium branded ingredients that focus on human health and wellness. Its website is www.Cyvex.com.

Matthew Phillips, Cyvex’s President and Chief Operating Officer, will continue with Cyvex as its new Chief Executive Officer. Gilbert Gluck, founder and formerly owner of Cyvex, will continue to assist Cyvex as a consultant.

“The acquisition of Cyvex provides Omega Protein with a strong line of non-marine based products and a stronger Omega-3 distribution network for OmegaPure®, our proprietary refined menhaden fish oil,” said Joe von Rosenberg, Omega Protein’s Chairman of the Board, President and Chief Executive Officer. “Cyvex provides us with an immediate presence in the human health and wellness segment and we now will have access to the top supplement retailers who purchase a variety of ingredients, including fish oil.”

Mr. von Rosenberg added, “We believe that Cyvex has significant growth potential, both organically and as a catalyst for sales of our fish oil to the dietary supplement and functional food markets. We look forward to working with Matt and his team at Cyvex to expand this important platform and continue to diversify Omega Protein further beyond commercial fishing.”

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the business, operations, potential or prospects for Cyvex, the dietary supplement market or the human health and wellness segment generally; (2) Cyvex’s growth potential or its ability to serve as a catalyst for sales of OmegaPure®; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding Cyvex proving to be incorrect; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com